Exhibit 10.32

3832 Bay Center Place Hayward, CA 94545 Tel: 510-732-8400 Fax: 510-732-8401 www.kosan.com

December 6, 2004

Petrus Timmermans, Ph.D.

Dear Pieter,

On behalf of Kosan Biosciences Incorporated, I am pleased to extend to you an offer of employment for the position of Senior Vice President, Preclinical Development reporting to Dr. Robert G. Johnson, M.D., Ph.D., Executive Vice President Development and Chief Medical Officer. This letter sets forth some important terms and conditions of your employment with Kosan. Please read it carefully.

Your monthly salary will be $20,000 ($240,000 on an annualized basis). Your personal coverage under Kosan’s current benefit plans will become effective on your first day of full-time work at Kosan (your “start date”). Your first day of employment will be January 31, 2004. We offer you a $10,000 sign on bonus. Should you leave the company within twelve months from your hire date for reasons other than cause, you will owe 50% of the sign on bonus back to the company. As used in this letter agreement “Cause” shall mean (i) any breach by you of this agreement or your other obligations to the Company under the Employee Proprietary Information and Invention Assignment Agreement which is not cured within 30 days after written notice of breach is provided to you by the Company, (ii) your conviction of a felony or crime involving moral turpitude, (iii) theft, dishonesty or willful neglect, misconduct or misrepresentation in connection with, or in the course of, carrying out your duties and responsibilities, or (iv) gross insubordination or gross refusal to perform reasonable and lawful directives from your superiors, which you fail to correct within 30 days after written notice.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 75,000 shares of Kosan Common Stock under the Kosan Stock Option Plan. The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. This offer of options is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement. The exercise price will be equal to the fair market value of the stock on the date the Board or the Compensation Committee approves the stock options on or following your first day of employment.

You will be eligible to participate in our bonus plan and can earn up to 20% of your annual salary based on achieving your goals and objectives and Kosan’s achievement of it’s Corporate goals and objectives.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a Kosan employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you to orientation on your first day of employment. If you are working in this country on a Visa, you will need to provide copies of this documentation at orientation.

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California. However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

You agree that while you are an employee you will not engage in any activities that conflict with your obligations to the Company and that you will abide by company rules and regulations.

Enclosed is our Employee Proprietary Information and Invention Assignment Agreement, which you should read carefully and sign. Please bring the signed agreement to orientation.

This letter, along with any agreements relating to proprietary rights or stock purchase between you and Kosan, set forth the terms of your employment with Kosan and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Kosan and by you.

We are very excited at the prospect of your joining Kosan Biosciences and becoming a key contributor to our efforts. Please do not hesitate to contact Human Resources if you have any questions. This offer will remain open until December 10, 2004 at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return to me.

Sincerely,

Kosan Biosciences		AGREED AND ACCEPTED:

By:	/s/ Dorian Rinella	/s/ Petrus Timmermans, Ph.D.
	Dorian Rinella	Petrus Timmermans, Ph.D.
Vice President, Human Resources & Facilities
		Date:	06 December 2004